Exhibit 99.1

1901 Ulmerton Road, Suite 300 Clearwater, Florida 33762-2317 (727) 299-1200 www.ablest.com

FOR IMMEDIATE RELEASE	SYMBOL: AIH
Thursday, March 2, 2006	TRADED: AMEX
ABLEST ANNOUNCES 2005 RECORD OPERATING RESULTS
     CLEARWATER, FL., Mar. 2 — Ablest Inc. (Amex: AIH) today announced that revenue for the fiscal fourth quarter ended December 25, 2005, increased 15.2 percent to $39 million from revenue of $33.8 million in the fiscal fourth quarter of 2004. Operating income results for the fiscal fourth quarter ended December 25, 2005 in turn increased 49.0 percent to $1.1 million as compared to $767 thousand in the same fiscal quarter of 2004. Net loss was $669,000 or $0.23 per diluted share, compared to net income of $506,000 or $0.17 per diluted share for the similar period last year, reflecting a $1.2 million income tax adjustment relating to an Internal Revenue Service audit of its previously filed 2001 tax return. This adjustment reduces the deferred tax asset derived from the 2000 sale of the industrial maintenance business. The IRS has completed and closed the examinations of the company’s tax returns for all years through 2003. The company notified the IRS of their acceptance of the IRS findings and is awaiting the final IRS ruling letter. The adjustment did not impact 2005’s revenues, operating expenses or cash flows.
     Revenues for fiscal year 2005 increased 18.1 percent to $137.5 million from $116.4 million in the corresponding period of the prior fiscal year. Operating income for the fiscal year 2005 was $3.1 million as compared to operating income of $1.4 million for the similar period last year, an increase of 125 percent. For the 12 months ended December 25, 2005, the company reported net income of $536,000 or $0.18 per diluted share compared to net income of $883,000 equal to $0.30 per diluted share for the prior fiscal year.
     Kurt R. Moore, president and chief executive officer, said, “Operating income for the 2005 fiscal year more than doubled this past year. Our Associates have been working hard to increase revenue while keeping a close eye on expenses. This effort, coupled with our service level expectations, will keep us on our growth plan.” He went on to say, “The IRS adjustment, resulting from the 2000 disposition of our industrial maintenance company, affected net income, but it doesn’t detract from the solid performance posted by our talented Ablest team.”
     Ablest Inc. provides its clients with staffing solutions, managed services and vendor-on-premise (VOP) programs. Staffing solutions include clerical, industrial and information technology personnel provided through Ablest Staffing Services and Ablest Technology Services. Ablest supplies more than 37,000 field employees and consultants to approximately 2,000 businesses annually through 56 locations in the Eastern and Southwestern United States.
     Statements made in this news release, other than those concerning historical information, should be considered forward-looking and subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Readers should carefully review and consider disclosures, including periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, which attempt to advise interested parties of the factors which affect the Company’s business.
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PAGE 2 / ABLEST ANNOUNCES 2005 RECORD OPERATING RESULTS
ABLEST INC.
Condensed Statements of Operations
(Amounts in thousands except share and per share amounts)
(Unaudited)

	For the Thirteen Week		For the Fifty-two Week
	Periods Ended		Periods Ended
	December 25, 2005	December 26, 2004	December 25, 2005	December 26, 2004
Net service revenues	$38,998	$33,844	$137,457	$116,353
Cost of services	32,497	28,756	114,471	97,938

Gross profit	6,501	5,088	22,986	18,415

Selling, general and administrative expenses	5,358	4,321	19,899	17,043

Operating income	1,143	767	3,087	1,372

Other:
Interest income (expense), net	(7)	(1)	(7)	1
Miscellaneous income (expense), net	—	24	(2)	25

Other income (expense)	(7)	23	(9)	26

Income from operations before income taxes	1,136	790	3,078	1,398

Income tax expense	1,805	284	2,542	515

Net (loss) income	$(669)	$506	$536	$883

Basic net (loss) income per common share	$(0.23)	$0.18	$0.19	$0.31

Diluted net (loss) income per common share	$(0.23)	$0.17	$0.18	$0.30

Weighted average number of common shares in computing net income per common share
Basic	2,863,133	2,840,345	2,861,097	2,839,272

Diluted	2,929,657	2,933,898	2,922,981	2,921,853

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PAGE 3 / ABLEST ANNOUNCES 2005 RECORD OPERATING RESULTS
ABLEST INC.
Condensed Balance Sheets
(Amounts in thousands except share and per share amounts)
(Unaudited)

	December 25, 2005	December 26, 2004
ASSETS
CURRENT ASSETS
Cash	$1,931	$1,357
Accounts receivable, net	18,760	16,783
Prepaid expenses and other current assets	469	160
Current deferred tax asset	1,246	1,369

Total current assets	22,406	19,669

Property, plant and equipment, net	1,732	543
Deferred tax asset	863	3,208
Goodwill	1,283	1,283
Other assets	171	40

Total assets	$26,455	$24,743

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$841	$378
Accrued insurance	2,536	3,069
Accrued wages	2,738	1,989
Other current liabilities	514	425

Total current liabilities	6,629	5,861

Other liabilities	432	117

Total liabilities	7,061	5,978

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock of $.05 par value; 500,000 shares authorized , none issued or outstanding at December 25, 2005 and December 26, 2004	—	—
Common stock of $.05 par value; 7,500,000 shares authorized, 3,346,877 and 3,334,344 shares issued and outstanding including shares held in treasury at December 25, 2005 and December 26, 2004, respectively	167	167
Additional paid-in capital	5,265	5,172
Retained earnings	16,072	15,536
Treasury stock at cost; 457,729 shares held at both December 25, 2005 and December 26, 2004	(2,110)	(2,110)

Total stockholders’ equity	19,394	18,765

Total liabilities and stockholders’ equity	$26,455	$24,743

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SOURCE:	Ablest Inc.
CONTACT:	Charles H. Heist, Chairman and Chief Financial Officer
727-299-1200 or theist@ablest.com/